Summary of Non-Employee Director Compensation Effective January 2020

Annual Cash Retainer Fee[1]	$78,000
Annual Restricted Stock Unit (RSU) Retainer (in common stock equivalent)[2]	$110,000
Non-Executive Chairman Additional Annual Cash Retainer[1]	$40,000
Non-Executive Chairman Additional Annual RSU Retainer [2]	$40,000

Annual Retainer - Committee Member[1]:
Audit	$12,000
Leadership Development and Compensation Committee	$6,000
Nominating/Corporate Governance Committee	$6,000

Additional Annual Retainer for Committee Chairs[1]:
Audit	$15,000
Leadership Development and Compensation	$15,000
Nominating/Corporate Governance	$15,000

Subsidiary Board Retainers[1]*:
Annual Retainer- Subsidiary Board Member**	$9,000
Additional Annual Retainer- Subsidiary Board Lead Director/Chairman***	$15,000

In the event of extraordinary circumstances resulting in an excessive number of Board or Committee meetings beyond the typical number of meetings of a Board or Committee in a given year, the Board retains discretion to pay an additional per meeting fee of $1,500 to each attending non-employee director that is a member of such Board or Committee.

1 Cash Retainers will be paid in two equal semi-annual installments: as soon as practicable after the annual meeting of shareowners and the July Board of Directors meetings.

2 Grants of the annual equity retainer in the form of restricted stock units (RSUs) will be made at the time of the annual meeting of shareowners. The number of RSUs will be based upon the closing price of a share of the Company’s common stock on the date of the grant. The RSUs will accrue dividends and will vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the following annual meeting of shareowners. The RSUs will be prorated through a director’s termination date if a director leaves the Board before the RSUs have vested. Upon vesting, the RSUs and accrued dividends will be converted into shares of NJR common stock. The cash and equity retainers are pro-rated for directors who serve only a portion of the year.

* Subsidiary Boards include the Boards of Directors for New Jersey Natural Gas, NJR Energy Services, NJR Clean Energy Ventures and NJR Energy Investments.

**Subsidiary Board Member Annual Retainers and any additional meeting fees are based upon each member only being compensated for one meeting when joint Boards of Directors meetings occur.

***Lead Directors or Chairs of more than one subsidiary Board will only be paid a single annual retainer fee of $15,000 for service as Lead Director or Chair on those Boards.